WEINGARTEN REALTY INVESTORS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 1, 2006

To Our Shareholders:

You are invited to attend our annual meeting of shareholders that will be held at our corporate office located at 2600 Citadel Plaza Drive, Houston, Texas, on Monday, May 1, 2006, at 9:00 a.m., Houston time. The purpose of the meeting is to vote on the following proposals:

Proposal 1: To elect nine trust managers to serve until their successors are elected and qualified.

Proposal 2: To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending December 31, 2006.

Proposal 3: To approve the amendment of the 2001 Long Term Incentive Plan to increase the number of shares available under the plan to 4,750,000.

Proposal 4: To vote on one shareholder proposal entitled "Pay-For-Superior-Performance Proposal."

Shareholders of record at the close of business on March 14, 2006 are entitled to notice of, and to vote at, the annual meeting. A proxy card and a copy of our annual report to shareholders for the fiscal year ended December 31, 2005 are enclosed with this notice of annual meeting and proxy statement.

Your vote is important. Accordingly, you are asked to vote, whether or not you plan to attend the annual meeting. You may vote by: (i) mail by marking, signing, dating and returning the accompanying proxy card in the postage-paid envelope we have provided, or returning it to Weingarten Realty Investors, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717, (ii) using the Internet at www.proxyvote.com, (iii) phone by calling 1-800-690-6903, or (iv) attending the annual meeting in person. If you plan to attend the annual meeting to vote in person and your shares are registered with our transfer agent, Mellon Investor Services LLC, in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares.

By Order of the Board of Trust Managers,

M. Candace DuFour
Sr. Vice President and Secretary
March 22, 2006
Houston, Texas

i

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Monday, May 1, 2006

Weingarten Realty Investors
2600 Citadel Plaza Drive
Houston, Texas 77008

The board of trust managers is soliciting proxies to be used at the 2006 annual meeting of shareholders to be held at our corporate office located at 2600 Citadel Plaza Drive, Houston, Texas 77008, on Monday, May 1, 2006, at 9:00 a.m., Houston time. This proxy statement, accompanying proxy card and annual report to shareholders for the fiscal year ended December 31, 2005 are first being mailed to shareholders on or about March 22, 2006. Although the annual report is being mailed to shareholders with this proxy statement, it does not constitute part of this proxy statement.

Who May Vote

Only shareholders of record at the close of business on March 14, 2006 are entitled to notice of, and to vote at, the annual meeting. As of March 14, 2006, we had 89,569,048 common shares of beneficial interest issued and outstanding. Each common shareholder of record on the record date is entitled to one vote on each matter properly brought before the annual meeting for each common share held.

In accordance with our amended and restated bylaws, a list of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the annual meeting, between the hours of 9:00 a.m. and 4:00 p.m. local time, at our principal executive offices listed above.

How You May Vote

You may vote using any of the following methods:

•
BY MAIL: Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Weingarten Realty Investors, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. The named proxies will vote your shares according to your directions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares in favor of proposals one, two and three and against proposal four.

•
BY INTERNET: Go to  and use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on April 30, 2006. Have your proxy card in hand when you access the Web site and then follow the instructions.

•
BY PHONE: Call 1-800-690-6903 and use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 30, 2006. Have your proxy card in hand when you call and then follow the instructions.

•	BY ATTENDING THE ANNUAL MEETING IN PERSON:

You may revoke your proxy at any time before it is exercised by:

•	giving written notice of revocation to our Secretary, M. Candace DuFour, at Weingarten Realty Investors, P.O. Box 924133, Houston, Texas, 77292-4133;

•	timely delivering a properly executed, later-dated proxy; or

•	voting in person at the annual meeting.

Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If you hold common shares through any of our share purchase or savings plans, you will receive voting instructions. Please sign and return those instructions promptly to assure that your shares are represented at the annual meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, to be able to vote at the annual meeting. If no direction is given and the proxy is validly executed, the shares represented by the proxy will be voted in favor of proposals one, two and three and against proposal four. The persons authorized under the proxies will vote upon any other business that may properly come before the annual meeting according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. We do not anticipate that any other matters will be raised at the annual meeting.

Quorum

The presence, in person or represented by proxy, of the holders of a majority (45,680,214 shares) of the common shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. However, if a quorum is not present at the annual meeting, the shareholders present in person or represented by proxy have the power to adjourn the annual meeting until a quorum is present or represented. Pursuant to our amended and restated bylaws, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum at the annual meeting. A broker “non-vote” occurs when a nominee holding common shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

The affirmative vote of the holders of a majority (45,680,214 shares) of the common shares present in person or represented by proxy is required to re-elect trust managers. Any trust manager who is currently on the board shall remain on the board, regardless of the number of votes he receives, unless he is replaced by a nominee who receives the requisite vote to become a new trust manager. All of the nominees for trust manager served as our trust managers in 2005. Abstentions and broker non-votes are not counted for purposes of the election of trust managers.

The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority (45,680,214 shares) of the common shares represented in person or by proxy at the annual meeting and entitled to vote thereon in order to be approved.

The approval of the amendment to the 2001 Long Term Incentive Plan and the shareholder proposal requires the affirmative vote of the holders of a majority (45,680,214 shares) of the common shares represented in person or by proxy at the annual meeting and entitled to vote thereon in order to be approved.

Cost of Proxy Solicitation

The cost of soliciting proxies will be borne by us. Proxies may be solicited on our behalf by our trust managers, officers, employees or soliciting service in person, by telephone, facsimile or by other electronic means. In accordance with SEC regulations and the rules of the New York Stock Exchange (NYSE), we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in mailing proxies and proxy materials and soliciting proxies from the beneficial owners of our common shares.

PROPOSAL ONE
ELECTION OF TRUST MANAGERS

Pursuant to the Texas Real Estate Investment Trust Act, our amended and restated declaration of trust, and our amended and restated bylaws, our business, property and affairs are managed under the direction of the board of trust managers. At the annual meeting, nine trust managers will be elected by the shareholders, each to serve until his successor has been duly elected and qualified, or until the earliest of his death, resignation or retirement. Regardless of the number of votes each nominee receives, pursuant to the Texas Real Estate Investment Trust Act, each trust manager will continue to serve unless another nominee receives the affirmative vote of the holders of 66 2/3% of our outstanding common shares.

The persons named in the enclosed proxy will vote your shares as you specify on the enclosed proxy. If you return your properly executed proxy but fail to specify how you want your shares voted, the shares will be voted in favor of the nominees listed below. The board of trust managers has proposed the following nominees for election as trust managers at the annual meeting. Each of the nominees is currently a member of the board of trust managers.

Nominees

Stanford Alexander, Chairman of the Board of Trust Managers since 2001. Chief Executive Officer from 1993 to December 2000. President and Chief Executive Officer from 1962 to 1993. Trust manager since 1956 and our employee since 1955. Age: 77

Andrew M. Alexander, trust manager since 1983. Chief Executive Officer since January 2001. President since 1997. Executive Vice President/Asset Manager from 1993 to 1996 and President of Weingarten Realty Management Company since 1993. Senior Vice President/Asset Manager of Weingarten Realty Management Company from 1991 to 1993, and Vice President from 1990 to 1991 and, prior to our reorganization in 1984, Vice President from 1988 to 1990. Mr. Alexander has been our employee since 1978. He is a director of Academy Sports & Outdoors, Inc. Age: 49

J. Murry Bowden, trust manager since 2003. Mr. Bowden is Founder, Chairman and CEO of The Hanover Company and has been involved in all aspects of apartment development, construction, management and finance for more than 30 years. Age: 57

James W. Crownover, trust manager since 2001. Since 1998, Mr. Crownover has managed his personal investments. Mr. Crownover completed a 30-year career with McKinsey & Company, Inc. in 1998 where he was managing director of its southwest practice and a member of the firm’s board of directors. He currently serves as a director on the boards of Chemtura Corporation and Allied Waste Industries (audit committee member). Age: 62

Robert J. Cruikshank, trust manager since 1997. Since 1993, Mr. Cruikshank has managed his personal investments. Senior partner of Deloitte & Touche LLP from 1989 to 1993. He currently serves on the boards of Encysive Pharmaceuticals, Inc. (audit committee chairman), MAXXAM, Inc., (audit committee member), and Kaiser Aluminum Corp. (audit committee member). Age: 75

Melvin A. Dow, trust manager since 1984. Shareholder, Winstead, Sechrest & Minick P. C. since August 2001. Chairman/Chief Executive Officer of Dow, Cogburn & Friedman, P.C. (which merged with Winstead, Sechrest & Minick P.C. in 2001) from 1995 to 2001. Age: 78

Stephen A. Lasher, trust manager since 1980. President of The GulfStar Group, Inc. since January 1991. Age: 58

Douglas W. Schnitzer, trust manager since 1984. Chairman/Chief Executive Officer of Senterra Real Estate Group, L.L.C. since 1994. Age: 49

Marc J. Shapiro, trust manager since 1985. Since 2003, Mr. Shapiro has served as a consultant to J. P. Morgan Chase & Co. as a non-executive Chairman of its Texas operations. Former Vice Chairman of J. P. Morgan Chase & Co. from 1997 through September, 2003. He served as Chairman and Chief Executive Officer of Chase Bank of Texas from January 1989 to 1997. He currently serves as Director of Kimberly-Clark Corporation and Burlington Northern Santa Fe Corporation (audit committee member). Age: 58

Andrew M. Alexander is the son of Stanford Alexander.

The governance committee will consider trust manager candidates nominated by shareholders. Recommendations, including the nominee’s name and an explanation of the nominee’s qualifications should be sent to Candace DuFour, Sr. Vice President and Secretary, at P.O. Box 924133, Houston, Texas 77292-4133. The procedure for nominating a person for election as a trust manager is described under “Shareholder Proposals” on page 31.

The board of trust managers unanimously recommends that you vote FOR the election of trust managers as set forth in Proposal One.

Board Meetings and Committees

During fiscal 2005, the board of trust managers held five meetings. No trust manager attended less than 75% of the total number of board and committee meetings on which the trust manager served that were held while the trust manager was a member of the board or committee, as applicable. All of our trust managers are strongly encouraged to attend our annual meeting of shareholders. All of our trust managers attended our 2005 annual meeting of shareholders. The board’s current standing committees are as follows:

Name	Governance Committee	Audit Committee	Management Development & Compensation Committee	Executive Committee	Pricing Committee

Employee Trust Managers:
Stanford Alexander				X	X
Andrew M. Alexander				X (1)	X (1)
Non-Employee Trust Managers:
J. Murry Bowden	X	X
James W. Crownover	X	X (1)
Robert J. Cruikshank		X	X (1)	X
Melvin A. Dow				X
Stephen A. Lasher			X	X	X
Douglas Schnitzer		X
Marc J. Shapiro	X (1)		X

___________
(1) Chairman

Governance Committee

The governance committee has the responsibility to (1) oversee the nomination of individuals to the board, including the identification of individuals qualified to become board members and recommending such nominees; (2) develop and recommend to the board a set of governance principles; and (3) oversee matters of governance to insure that the board is appropriately constituted and operated to meet its fiduciary obligations, including advising the board on matters of board organization, membership and function and committee structure and membership. The committee also recommends trust manager compensation and benefits. The governance committee will consider nominees made by shareholders. Shareholders should send nominations to the company’s secretary, Candace DuFour. Any shareholder nominations proposed for consideration by the governance committee should include the nominee’s name and qualifications for board membership. The governance committee recommends to the board the slate of individuals to be presented for election as trust managers. The governance committee shall establish criteria for the selection of potential trust managers, taking into account the following desired attributes: ethics; leadership; independence; interpersonal skills; financial acumen; business experiences; industry knowledge; and diversity of viewpoints. See “Shareholder Proposals” on page 31. The governance committee met three times in 2005.

Audit Committee

The audit committee assists the board in fulfilling its responsibilities for general oversight of (1) our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements; (2) our compliance with ethical policies contained in our code of conduct and ethics; (3) legal and regulatory requirements; (4) the independence, qualification and performance of our independent registered public accounting firm; (5) the performance of our internal audit function; and (6) risk assessment and risk management. The committee has the responsibility for selecting our independent registered public accounting firm and pre-approving audit and non-audit services. Among other things, the audit committee prepares the audit committee report for inclusion in the annual proxy statement; reviews the audit committee charter and the audit committee’s performance; approves the scope of the annual audit; and reviews our disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance. The audit committee also oversees investigations into complaints concerning financial matters. The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties. The audit committee met five times in 2005. The board of trust managers has determined that Mr. Cruikshank’s simultaneous service on the audit committees of more than three public companies will not impair his ability to serve on our audit committee.

Management Development and Compensation Committee

The management development and compensation committee (1) discharges the board’s responsibilities to establish the compensation of our executives; (2) produces an annual report on executive compensation for inclusion in our annual proxy statement; (3) provides general oversight for our compensation structure, including our equity compensation plans and benefits programs; and (4) retains and approves the terms of the retention of any compensation consultant or other compensation experts. Other specific duties and responsibilities of the committee include reviewing the leadership development process; reviewing and approving objectives relative to executive officer compensation; approving employment agreements for executive officers; approving and amending our incentive compensation and share option programs (subject to shareholder approval if required); and annually evaluating its performance and its charter. The committee met three times in 2005.

Executive Committee

The executive committee has the authority to enter into transactions to acquire and dispose of real property, execute certain contracts and agreements, including, but not limited to, borrowing money and entering into financial derivative contracts, leases (as landlord or tenant) and construction contracts valued from $30,000,000 up to $100,000,000. The committee was established by the board to create and reinforce the approval and decision making process around these significant transactions. We have a detailed process that is followed for all of these transactions and the execution of unanimous consents for such transactions is the final documentation of such process. The executive committee did not meet in person during 2005, but conducted business by the execution of four unanimous written consents during that year.

Pricing Committee

The pricing committee is authorized to exercise all the powers of the board of trust managers in connection with the offering, issuance and sale of our securities. The pricing committee did not meet in person during 2005, and did not execute any unanimous written consents during that year.

Corporate Governance

Independence of Trust Managers and Committee Members. Our board has determined that each of the following trust managers standing for re-election has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our trust manager independence standards, which reflect exactly NYSE Director Independence Standards, as currently in effect: Messrs. Bowden, Crownover, Cruikshank, Lasher, Schnitzer and Shapiro. The board has determined that Messrs. S. Alexander, A. Alexander and Dow are not independent trust managers within the meaning of the NYSE Director Independence Standards. Furthermore, the board has determined that each of the members of each of the governance, audit and management development and compensation committees has no material relationship with us (either directly as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our trust manager independence standards.

Audit Committee Financial Expert. The board of trust managers has determined that Mr. Cruikshank meets the definition of audit committee financial expert promulgated by the Securities and Exchange Commission and is independent, as defined in the New York Stock Exchange Listing Standards.

Committee Charters and other Governance Materials. Our board has adopted (1) a governance committee charter, a management development and compensation committee charter and an audit committee charter; (2) standards of independence for our trust managers; (3) a code of conduct and ethics for all trust managers, officers and employees; and (4) corporate governance guidelines. Our governance committee charter, management development and compensation committee charter, audit committee charter, corporate governance guidelines and code of conduct and ethics are available on our Web site at www.weingarten.com. These materials are also available in print to any shareholder who requests them by submitting a written request to Brook Wootton, Director of Investor Relations, 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008.

Communications with the Board. Individuals may communicate with the board by sending a letter to:

M. Candace DuFour
Secretary to the Board of Trust Managers
2600 Citadel Plaza Drive, Suite 300
Houston, Texas 77008

All trust managers have access to this correspondence. Communications that are intended specifically for non-management trust managers should be sent to the street address noted above, to the attention of the chair of the Governance Committee. In accordance with instructions from the board, the secretary to the board reviews all correspondence, organizes the communications for review by the board, and posts communications to the full board or individual trust managers as appropriate.

Executive Sessions. Generally, executive sessions of non-employee trust managers are held at the end of each board meeting. In accordance with our Governance Policies, our independent trust managers will meet at least once per year in executive session. The chairman of the governance committee, currently Marc J. Shapiro, will chair this executive session. During 2005, our non-employee trust managers met four times in executive session.

Compensation of Trust Managers

Employee trust managers receive no compensation for board service.

During 2005, our non-employee trust managers received the following compensation:

Annual retainer fee	$20,000
Fee for each board meeting attended	1,000
Audit committee chairman retainer	10,000
Audit committee member retainer	5,000
Chairman retainer for other committees	6,000
Other committee members retainer	4,000

Additionally, each non-employee trust manager received an award of 1,400 restricted shares. Members of the executive and pricing committees receive no additional compensation for their services.

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, three of our independent trust managers served on the management development and compensation committee. The committee members for 2005 were Messrs. Cruikshank, Lasher and Shapiro. No member of the management development and compensation committee has any interlocking relationship with any other company that requires disclosure under this heading.

Certain Transactions

Mr. Dow is a shareholder of Winstead, Secrest & Minick P. C., a law firm that had a relationship with Weingarten during the 2005 fiscal year. Mr. Dow performs a significant amount of work for us. Payments made by us to Winstead, Secrest & Minick P. C. for his work constituted less than 5% of the firm’s total revenue for 2005.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 17, 2006 by (1) each person known by us to own beneficially more than 5% of our outstanding common shares, (2) each current trust manager, (3) each named executive officer, and (4) all current trust managers and executive officers as a group. The number of shares beneficially owned by each entity, person, trust manager or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has a right to acquire as of April 18, 2006 (60 days after February 17, 2006) through the exercise of any share option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table. Unless otherwise noted in a footnote, the address of each person listed below is c/o Weingarten Realty Investors, 2600 Citadel Plaza Drive, Houston, Texas 77008.

Certain of the shares listed below are deemed to be owned beneficially by more than one shareholder under SEC rules.

Name	Amount and Nature of Beneficial Ownership		Percent of Class

Trust Managers and Executive Officers
Stanford Alexander	5,462,130	(1)	6.1%
Andrew M. Alexander	1,525,836	(2)	1.7%
J. Murry Bowden	18,115		*
James W. Crownover	11,665		*
Robert J. Cruikshank	6,865		*
Martin Debrovner	429,928	(3)	*
Melvin A. Dow	1,138,237	(4)	1.3%
Stephen A. Lasher	651,115	(5)	*
Douglas W. Schnitzer	1,421,420	(6)	1.6%
Marc J. Shapiro	38,140		*
Johnny Hendrix	55,509	(7)	*
Stephen C. Richter	159,220	(8)	*
All trust managers and executive officers as a group (12 persons)	10,918,180	(9)	10.7%
Five Percent Shareholder
Barclays Global Investors NA	5,016,585	(10)	5.6%
___________
* Beneficial ownership of less than 1% of the class is omitted.

(1)
Includes 887,618 shares held by various trusts for the benefit of Mr. Alexander’s children and 667,518 shares for which voting and investment power are shared with Andrew M. Alexander and Melvin A. Dow, 87,437 shares that may be purchased by Mr. Alexander upon exercise of share options that are currently exercisable or that will become exercisable on or before April 18, 2006. Also includes 1,012,670 shares held by two charitable foundations, over which shares Mr. Alexander and his wife Joan have voting and investment power.

(2)
Includes 667,518 shares over which Messrs. S. Alexander and Dow have shared voting and investment power, and 86,042 shares that Mr. A. Alexander may purchase upon the exercise of share options that will be exercisable on or before April 18, 2006. Also includes 56,250 shares held by a charitable foundation, over which shares Mr. A. Alexander and his wife Julie have voting and investment power.

(3)
Includes 40,997 shares held in trust for the benefit of Mr. Debrovner’s children, for which he has voting and investment power, and 39,082 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 18, 2006.

(4)	Includes 667,518 shares over which Messrs. S. Alexander and A. Alexander have shared voting and investment power.

(5)	Includes 112,500 shares held by trusts for the benefit of Mr. Lasher’s children, over which Mr. Lasher exercises voting and investment power.

(6)
Mr. Schnitzer owns 3,290 shares individually. With respect to the remaining shares beneficially owned, Mr. Schnitzer shares voting and investment power with Joan Weingarten Schnitzer under trusts for Joan Weingarten Schnitzer.

(7)	Includes 5,373 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 18, 2006.

(8)
Includes 7,818 shares held in trust for the benefit of Mr. Richter’s children, for which he has voting and investment power, and 37,187 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 18, 2006.

(9)	Includes 255,121 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 18, 2006.

(10)
Pursuant to information contained in a Schedule 13G filed by or on behalf of the beneficial owners with the SEC on January 27, 2006. The Schedule 13G lists the address of Barclays Global Investors NA/CA, 45 Fremont Street, 17th floor, San Francisco, CA 94105.

We are pleased to report that management, employees, trust managers and their extended families own, in the aggregate, 12.9% of our outstanding common shares as of February 17, 2006, not including any unexercised share options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our trust managers and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in our securities with the SEC and the NYSE. Executive officers, trust managers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

Based solely upon a review of the reports furnished to us with respect to fiscal 2005, we believe that all SEC filing requirements applicable to our trust managers, executive officers and 10% beneficial owners were satisfied.

EXECUTIVE OFFICERS

No trust manager or executive officer was selected as a result of any arrangement or understanding between the trust manager or executive officer and any other person. All executive officers are elected annually by, and serve at the discretion of, the board of trust managers.

Our executive officers are as follows:

Name	Age	Position	Recent Business Experience

Stanford Alexander	77	Chairman of the Board	See “Election of Trust Managers”

Andrew M. Alexander	49	President and Chief Executive Officer	See “Election of Trust Managers”

Martin Debrovner	69	Vice Chairman	1997 to Present - Vice Chairman; 1993 to 1997 - President and Chief Operating Officer

Stephen C. Richter	51	Executive Vice President and Chief Financial Officer	Appointed Executive Vice President, February 2005; 2000 to 2004 - Senior Vice President and Chief Financial Officer; 1997 to 2000 - Senior Vice President and Treasurer

Johnny Hendrix	48	Executive Vice President/ Asset Management	Appointed Executive Vice President, February 2005; 2001 to 2004 - Senior Vice President/Director of Leasing; 1998 to 2000 - Vice President/Associate Director of Leasing

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table summarizes the compensation paid by us for each of the fiscal years ended December 31, 2005, 2004 and 2003 to the Chief Executive Officer and the four other most highly compensated executive officers who received a total annual salary and bonus in excess of $100,000 in fiscal 2005.

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Share Awards ($)		Securities Underlying Options/SARs (#) (1)	All Other Compensation

Stanford Alexander	2005	$625,000	$375,000	$325,380	(2)	86,908	$7,912	(7)
Chairman	2004	600,000	471,500	279,999		58,455	9,831
	2003	575,000	345,000	237,519		78,991	10,820

Andrew M. Alexander	2005	650,000	487,500	400,367	(3)	106,962	778,513	(8)
President and Chief	2004	625,000	596,563	337,517		70,459	296,336
Executive Officer	2003	575,000	345,000	275,022		91,465	170,232

Martin Debrovner	2005	475,000	237,500	230,384	(4)	61,507	586,818	(9)
Vice Chairman	2004	450,000	288,500	199,982		41,754	64,082
	2003	425,000	178,500	162,513		54,047	9,799

Stephen C. Richter	2005	330,000	115,500	100,606	(5)	26,811	225,974	(10)
Executive Vice	2004	315,000	125,213	80,056		16,712	108,579
President/Chief Financial Officer	2003	300,000	103,500	70,628		23,486	79,784

Johnny L. Hendrix	2005	300,000	126,000	96,230	(6)	25,638	176,669	(11)
Executive Vice	2004	285,000	150,335	79,063		16,505	88,760
President/	2003	273,000	125,580	69,771		23,199	69,064
Asset Management

(1)	No SARs were granted during 2003, 2004 or 2005.
(2)
Of the 8,690 restricted shares awarded in 2005, 1,738 will vest on each of December 5, 2006, 2007, 2008, 2009 and 2010. Ten shares were also gifted as restricted shares to employees with a value of $374. Dividends are payable on restricted shares. As of December 31, 2005, Mr. S. Alexander held 19,063 restricted shares having a market value on that date of $720,772.

(3)
Of the 10,695 restricted shares awarded in 2005, 2,139 will vest on each of December 5, 2006, 2007, 2008, 2009 and 2010. Ten shares were also gifted as restricted shares to employees with a value of $374. Dividends are payable on restricted shares. As of December 31, 2005, Mr. A. Alexander held 22,973 restricted shares having a market value on that date of $868,609.

(4)
Of the 6,150 restricted shares awarded in 2005, 1,230 will vest on each of December 5, 2006, 2007, 2008, 2009 and 2010. Ten shares were also gifted as restricted shares to employees with a value of $374. Dividends are payable on restricted shares. As of December 31, 2005, Mr. Debrovner held 16,583 restricted shares having a market value on that date of $507,297.

(5)
Of the 2,680 restricted shares awarded in 2005, 536 will vest on each of December 5, 2006, 2007, 2008, 2009 and 2010. Ten shares were also gifted as restricted shares to employees with a value of $374. Dividends are payable on restricted shares. As of December 31, 2005, Mr. Richter held 7,042 restricted shares having a market value on that date of $215,555.

(6)
Of the 2,563 restricted shares awarded in 2005, 512 will vest on each of December 5, 2006, 2007, 2008, 2009 and 2010. Ten shares were also gifted as restricted shares to employees with a value of $374. Dividends are payable on restricted shares. As of December 31, 2005, Mr. Hendrix held 6,871 restricted shares having a market value on that date of $209,732.

(7)
Includes $6,300 for our contributions to the 401(k) Savings and Investment Plan on behalf of Mr. S. Alexander. Also includes $149 for federal income taxes paid on 10 shares of WRI stock gifted to employees and $1,463 for expenses of personal usage of company automobile.

(8)
Includes $6,300 for our contributions to the 401(k) Savings and Investment Plan on behalf of Mr. A. Alexander and $764,708 contributed to the Supplemental Retirement Plan (which includes $269,237 for the year 2004). Also includes $192 for federal income taxes paid on 10 shares of WRI stock gifted to employees and $7,313 for expenses of personal usage of company automobile.

(9)
Includes $6,300 for our contributions to the 401(k) Savings and Investment Plan on behalf of Mr. Debrovner and $577,751 contributed to the Supplemental Retirement Plan (which includes $208,257 for the year 2004). Also includes $153 for federal income taxes paid on 10 shares of WRI stock gifted to employees and $2,614 for expenses of personal usage of company automobile.

(10)
Includes $6,300 for our contributions to the 401(k) Savings and Investment Plan on behalf of Mr. Richter and $214,885 contributed to the Supplemental Retirement Plan (which includes $87,645 for the year 2004). Also includes $64 for federal income taxes paid on 10 shares of WRI stock gifted to employees and $4,725 for expenses of personal usage of company automobile.

(11)
Includes $6,300 for our contributions to the 401(k) Savings and Investment Plan on behalf of Mr. Hendrix and $164,331 contributed to the Supplemental Retirement Plan (which includes $70,828 for the year 2004). Also includes $109 for federal income taxes paid on 10 shares of WRI stock gifted to employees and $5,929 for expenses of personal usage of company automobile.

Option Grants in 2005

The following table sets forth information concerning grants of share options during 2005 to each of the executive officers named in the Executive Compensation Table who were executive officers in 2005 and the potential realizable value of the options at assumed annual rates of share price appreciation for the option term.

OPTION GRANTS IN 2005
	Individual Grants
			% of Total			Potential Realizable Value
	Number of		Options			at Assumed Annual Rate
	Securities		Granted to	Exercise		of Share Price
	Underlying		Employees	or Base		Appreciation For Option
	Options		In Fiscal	Price	Expiration	Term (2)
Name	Granted (#)		Year	($/Sh)	Date	5% ($)	10% ($)

Stanford Alexander	86,898	(1)	16.1	$37.40	12-5-15	$2,045,313	$5,181,893

Andrew M. Alexander	106,952	(1)	19.8	37.40	12-5-15	2,517,323	6,377,751

Martin Debrovner	61,497	(1)	11.4	37.40	12-5-15	1,447,451	3,667,183

Stephen C. Richter	26,801	(1)	5.0	37.40	12-5-15	630,813	1,598,195

Johnny L. Hendrix	25,628	(1)	4.7	37.40	12-5-15	603,205	1,528,246

(1)
The plans governing share option grants provide that the option price per share shall not be less than 100% of the market value per share of our common shares at the grant date. The term of any option is no more than 10 years from the date of grant. Options granted in 2005 become exercisable after one year in five equal annual installments of 20%. Shares were granted based on an average price for December 5, 2005.

(2)
The dollar amounts under these columns are the result of calculations assuming annual rates of share price appreciation over the option term at the 5% and 10% rates set by SEC rules and are not intended to forecast possible future appreciation, if any, in our common share price.

Option Exercises and Fiscal Year-End Option Values

The following table sets forth certain information concerning exercises of share options during 2005 by our named executive officers who were executive officers in 2005 and the value of the unexercised options as of December 31, 2005, based on the closing price of $37.81 per share of our common shares on December 30, 2005.

			Number of Securities Underlying
Name	Shares Acquired on Exercise (#)	Value Realized	Number of Unexercised Options Held at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable

Stanford Alexander	33,734	$610,844	87,437	302,695	$982,545	$2,354,599
Andrew M. Alexander	131,625	2,719,517	185,486	412,244	2,580,900	3,486,043
Martin Debrovner	21,707	343,688	66,074	227,146	769,988	1,873,016
Stephen C. Richter	5,000	99,405	56,992	101,796	867,185	868,317
Johnny L. Hendrix	-	-	22,589	95,906	274,929	792,978

Retirement Plan

The following table shows the approximate annual retirement benefits under our non-contributory retirement plan (before the reduction made for social security benefits) to eligible grandfathered employees in specified compensation and years of service categories, assuming retirement occurs at age 65 and that benefits are payable only during the employee’s lifetime. Benefits are not actuarially reduced where survivorship benefits are provided.

	Estimated Annual Benefits Upon Retirement Years of Service
Average Compensation**	15		20		25		30		35		40

$200,000	$45,000		$60,000		$75,000		$90,000		$105,000		$120,000
225,000	50,625		67,500		84,375		101,250		118,125		135,000
250,000	56,250		75,000		93,750		112,500		131,250		150,000
300,000	67,500		90,000		112,500		135,000		157,500		180,000	*
400,000	90,000		120,000		150,000		180,000	*	210,000	*	240,000	*
450,000	101,250		135,000		168,750		202,500	*	236,250	*	270,000	*
500,000	112,500		150,000		187,500	*	225,000	*	262,500	*	300,000	*
600,000	135,000		180,000	*	225,000	*	270,000	*	315,000	*	360,000	*
700,000	157,500		210,000	*	262,500	*	315,000	*	367,500	*	420,000	*
800,000	180,000	*	240,000	*	300,000	*	360,000	*	420,000	*	480,000	*
900,000	202,500	*	270,000	*	337,500	*	405,000	*	472,500	*	540,000	*
1,000,000	225,000	*	300,000	*	375,000	*	450,000	*	525,000	*	600,000	*

___________

*     Currently, the maximum annual pension benefit, which currently may be paid under a qualified plan is $170,000 (subject to certain grandfather rules) for limitation years beginning in 2005.

**  Compensation in excess of $200,000 is disregarded with respect to all plan years before 2004, compensation in excess of $205,000 is disregarded with respect to the 2004 plan year, and compensation in excess of $210,000 is disregarded with respect to the 2005 plan year. Accordingly, the compensation of each named executive officer included in the Executive Compensation Table, which was covered by the non-contributory retirement plan was limited to $210,000.

The compensation used in computing average monthly compensation is the total of all amounts paid by us, plus amounts electively deferred by the employee under our savings plan, 125 cafeteria plan and nonqualified deferred compensation plan. Credited years of service for named executive officers as of March 15, 2006 are as follows: Mr. S. Alexander, 52 years; Mr. Debrovner, 38 years; Mr. A. Alexander, 28 years; Mr. Hendrix, 20 years and Mr. Richter, 26 years. Mr. S. Alexander and Mr. Debrovner commenced receiving benefits under the Plan in January 1996 and June 2001, respectively.

The non-contributory pension plan converted to a cash balance retirement plan on April 1, 2002. A grandfathered participant will remain covered by the provisions of the plan prior to the conversion to the cash balance plan. A grandfathered participant is any participant born prior to January 1, 1952, who was hired prior to January 1,1997, and was an active employee on April 1, 2002. The retirement plan pays benefits to grandfathered participants in the event of death, disability, retirement or other termination of employment after the employee meets certain vesting requirements (all grandfathered participants are 100% vested). The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to (i) 1.5% of average monthly compensation during five consecutive years, within the last ten years, which would yield the highest average monthly compensation multiplied by years of service rendered after age 21, minus (ii) 1.5% of the monthly social security benefits in effect on the date of retirement multiplied by years of service rendered after age 21 and after July 1, 1976 (not in excess of 33 1/3 years).

Cash Balance Retirement Plan

The following table shows the approximate annual retirement benefits under our non-contributory cash balance retirement plan to eligible employees in specified compensation and years of service categories, assuming retirement occurs at age 65 and that benefits are payable only during the employee’s lifetime. Benefits are not actuarially reduced where survivorship benefits are provided. No opening balance was included in the table.

	Estimated Annual Benefits Upon Retirement Years of Service
Average Compensation**	15	20	25	30		35		40

$200,000	$10,928	$16,958	$25,228	$35,338		$47,698		$62,809
225,000	12,295	19,077	28,381	39,756		53,661		70,660
250,000	13,661	21,197	31,535	44,173		59,623		78,511
300,000	16,393	25,437	37,842	53,008		71,548		94,213
350,000	19,125	29,676	44,149	61,842		83,472		109,916
400,000	21,857	33,915	50,456	70,677		95,397		125,618
450,000	24,589	38,155	56,763	79,511		107,322		141,320
500,000	27,321	42,394	63,070	88,346		119,246		157,022
600,000	32,785	50,873	75,684	106,015		143,095		188,427	*
700,000	38,250	59,352	88,298	123,684		166,945		219,831	*
800,000	43,714	67,831	100,912	141,353		190,794	*	251,236	*
900,000	49,178	76,310	113,526	159,023		214,643	*	282,640	*
1,000,000	54,642	84,789	126,140	176,692	*	238,492	*	314,045	*

___________________

* Currently, the maximum annual pension benefit, which currently may be paid under a qualified plan is $170,000 (subject to certain grandfather rules) for limitation years beginning in 2005.

** Compensation in excess of $200,000 is disregarded with respect to all plan years before 2004, compensation in excess of $205,000 is disregarded with respect to the 2004 plan year, and compensation in excess of $210,000 is disregarded with respect to the 2005 plan year. Accordingly, the compensation of each named executive officer included in the Executive Compensation Table, which was covered by the non-contributory retirement plan was limited to $210,000.

The non-contributory cash balance retirement plan covers all employees beginning on April 1, 2002 with no age or service minimum requirement. However, leased employees and employees covered by a collective bargaining agreement will not participate in the plan. The cash balance plan pays benefits in the event of death (if married), retirement or termination of employment after the participant meets certain vesting requirements (generally 100% vested after 5 years of service). The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to the greater of (i) the monthly benefit that is actuarial equivalent of the cash balance account, or (ii) the accrued monthly benefit under the prior plan as of January 1, 2002. The opening balance of a cash balance participant, who was an active participant in the plan on January 2, 2002 and was an active employee on April 1, 2002, is the actuarial equivalent present value of his frozen accrued benefit on January 1, 2002. Interest Credits are determined on the last day of each plan years based on the annual rate of interest on the ten-year US Treasury Bill Constant Maturities on October 1 of the immediately preceding the Plan Year. A Service Credit will be credited to the cash balance account of any cash balance participant who is an active participant at any time during the plan year. The amount of the Service Credit shall be a percentage of the participant’s earnings for the plan year based on the years of credited service on the last day of the prior Plan Year.

Years of Credited Service	Percentage of Earnings
0 through 9.99	3%
10 through 19.99	4%
20 or more	5%

Change In Control Arrangements

Messrs. S. Alexander, A. Alexander and M. Debrovner have not entered into change in control arrangements with us.

We have however, entered into a severance and change in control agreement with each of Mr. Hendrix and Mr. Richter which becomes operative only upon a change in control. All other Vice Presidents have also entered into the same change in control agreement with us. A change in control is deemed to occur upon any one of five events: (1) we merge, consolidate or reorganize into or with another corporation or legal entity and we are not the surviving entity; (2) we sell or otherwise transfer 50% or more of our assets to one entity or in a series of related transactions; (3) any person or group acquires 25% or more of our then outstanding voting shares; (4) we file a report or proxy statement with the SEC disclosing that a change in control has occurred or will occur; or (5) if, during any 12-month period, trust managers at the beginning of the 12-month period cease to constitute a majority of the trust managers.

If Mr. Hendrix, Mr. Richter or any other Vice President is terminated under specified conditions within one year following a change in control, he will be entitled to a severance benefit in an amount equal to (1) 2.99 times his annualized base salary as of the first date constituting a change in control or, if greater, (2) 2.99 times his highest base salary in the five fiscal years preceding the first event constituting a change in control, plus, in either case, 2.99 times his targeted bonus for the fiscal year in which the first event constituting a change in control occurs. In addition, Mr. Hendrix, Mr. Richter or any other Vice President, as applicable, is entitled to receive an additional payment or payments to the extent the severance benefit is subject to the excise tax imposed by Section 4999 of the Code or any similar tax imposed by state or local law, or any penalties or interest with respect to the tax. Mr. Hendrix and Mr. Richter will also receive one year of employee benefits coverage substantially similar to what he received or was entitled to receive prior to the change in control.

Management Development and Compensation Committee Report On Executive Compensation

Overview

Our executive compensation is supervised by the management development and compensation committee of the board of trust managers which is comprised entirely of independent trust managers as determined by the board within the meaning of the applicable NYSE listing standards currently in effect. The board designates the members and the chairman of the committee on an annual basis.

The committee is responsible for developing, administering and monitoring the executive compensation programs, ensuring that the executive compensation programs are designed to be consistent with our corporate strategies and business objectives; reviewing and approving all compensation plans affecting senior management; and determining the specific amounts of compensation for the officers. Additionally the committee is responsible for administering our share option and deferred compensation plans. Our share option programs are for all of our associates, including our officers. The specific duties and responsibilities of the committee are described in the charter of the management development and compensation committee, which is available on our Web site at www.weingarten.com.

The committee met three times during fiscal 2005. The meetings generally focus on long-term management development, the compensation policy including both short-term and long-term forms of compensation, the review of best practices in executive compensation, the evaluation of the independent consultants’ report to the committee on the compensation of the executive officers, and the evaluation of the CEO’s performance. All committee members are actively engaged in the review of matters presented. The committee has direct access to independent compensation consultants and other experts for survey data, best practices and other information, as it deems appropriate.

Compensation Philosophy and Objectives.

The members of the committee attribute our historical success in large part to the talent and dedication of our associates and, in particular to the management and leadership efforts of our executive officers. The goal of our compensation program is to attract, motivate and retain the highly talented individuals needed to operate, acquire, develop and re-merchandise our properties for the long-term. We seek to provide executive compensation that will support the achievement of our financial and growth goals and objectives. When our performance is better than the goals and objectives set for the performance period, our associates should be paid more, and when our performance does not meet one or more of our financial or other objectives, any incentive award payment is at the committee’s discretion. In order to achieve our goals and objectives, we have structured an incentive based compensation system tied to our financial performance and portfolio growth. We will attempt to maximize the amount of compensation expense that is tax deductible where consistent with our compensation philosophy.

Our committee annually reviews our compensation programs to ensure that pay levels and incentive opportunities are competitive and reflect our performance. In general, the proportion of an officer's total compensation that is dependent on our performance should increase as the scope and level of the individual's business responsibilities increase.

Through the design of our compensation program, we look to balance the focus of our officers on achieving strong short-term, or annual results in a manner that will ensure our long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, our officers are regularly provided with both annual and long-term incentives. Thus, we generally compensate our officers through a combination of base salary, annual bonus compensation and annual awards of share options and restricted shares. Our Chairman, Chief Executive Officer and the Vice Chairman, generally have lower base salaries than comparable companies, coupled with a leveraged incentive bonus system, which will pay more with good performance and less with performance that is below expectation. Generally, target bonuses for our executive officers are within 30% to 75% of the base compensation of the individual, depending on the size of the incentive bonus awarded.

Base Salary

Base salary levels for executive officers are largely derived through an evaluation of the Company’s performance over time, each executive officer’s performance and subjective features like individual experience. The committee periodically evaluates the appropriate combination of cash and stock-based compensation, and weighs the competitiveness of our plans in relation to compensation practices of companies of similar size, complexity and, where comparable, in the same industry. The determination of comparable companies was based upon selections made by both us, as to comparable companies in the real estate industry, and by independent compensation consultants, as to other comparable companies. Not all companies included in the NAREIT All Equity Index described on page 21 are comparable in size and complexity, and not all comparable real estate companies are REITs. Actual salaries are based on an executive officer’s skill and ability to influence our financial performance and growth in both the short-term and long-term. During 2005, our committee used compensation information provided by an outside consultant, Ferguson Partners Ltd., in establishing base salaries.

Bonus Compensation

We design the annual incentive or bonus compensation to align pay with our annual performance. We establish, at the beginning of each year, the key performance measures we believe require the special focus of all of our associates, including our officers, to move the business forward and create value for our shareholders. All of our officers participate in our bonus program. Each individual’s eligible bonus is based on a percentage of the individual’s base salary. This bonus program has been in effect for more than 25 years. The bonus percentage is also based on a competitive analysis and is reviewed with the independent consultants.

Again, the officer’s ability to influence our success is considered in establishing this percentage. Incentive compensation earned is determined annually on the basis of performance against the pre-established goals and objectives. Other than for the Chairman, Vice Chairman and Chief Executive Officer, the eligible bonus percentage for officers is generally allocated 50% to company performance and 50% to the individual performance. Specific individual goals for each officer are established at the beginning of the year and are tied to the functional responsibilities of each executive officer. Individual goals include both objective financial measures as well as subjective factors such as efficiency in managing capital resources, successful acquisitions and new developments, good investor relations and the continued development of management. Company performance is primarily based on operating performance, as measured by factors such as our funds from operations, and achieving the appropriate growth objective, relating primarily to portfolio acquisitions and new development. Other than the allocation between company performance and individual performance, no specific weights are assigned to the individual goals. The bonuses of the Chairman, Vice Chairman and Chief Executive Officer are based entirely on our performance. Our performance targets and all individual goals were met in fiscal 2005 and, consequently, the executive officers were eligible for full bonus awards.

Share Incentive Program

Our committee strongly believes that by providing our officers with an opportunity to increase their ownership of common shares, the interests of shareholders and the officers will be closely aligned. Therefore, the long-term incentive component for our officer’s total compensation program is provided in two forms, share options and restricted share awards. Recently the committee has altered the allocation between restricted shares and share options, placing more emphasis on restricted shares. The management development and compensation committee feels that the use of both forms of long-term incentive compensation is appropriate. Thus, our officers are eligible to receive both restricted share awards and share options annually, giving them the right to purchase our common shares. The number of share options granted to an executive officer is based on practices of the same comparable companies used to define base salary levels. Share awards and options are a significant part of our executive compensation system, and these awards and options are issued on an annual basis.

Because of our strong belief in aligning our officers with the interest of shareholders through share ownership, we have provided guidelines for ownership of our shares over time. Our Chairman, CEO, and Vice Chairman must own shares equal to five times their base compensation, executive vice presidents three times, senior vice presidents 2.5 times and vice presidents one time. These officers are provided various ways to become shareholders including the share incentive program, an employee share purchase program, and our 401(k) savings plan.

2005 Performance

The committee determines base salary and incentive compensation of senior management based, in part, on the Company’s performance. In evaluating 2005 performance, the committee noted the Company’s ability, under the direction of senior management, to increase its Funds from Operations, or FFO, for the year ended December 31, 2005 to $244.3 million as compared to $219.4 million for the year ended December 31, 2004. On a diluted per share basis, FFO increased 7.9% to $2.72 for the year ended December 31, 2005 from $2.52 for the previous year. FFO is a widely accepted supplemental non-GAAP measure of performance for real estate investment trusts.

The Company’s improved performance reflects the combined effect of (i) acquisitions of operating properties during 2005 and 2004 providing base minimum rentals of $31.8 million for the year ended December 31, 2005 and (ii) same-property net operating income growth of 4.6 % for the year ended December 31, 2005 as compared to 3.0% December 31, 2004.

As a result of the Company’s improved 2005 performance, the Board of Directors increased the annualized cash dividend beginning in 2006 by 5.7% to $1.86 per share as compared to $1.76 per share for 2005.

The Executive Compensation Committee believes the Company’s 2005 financial and operating performance underscores the Company’s long-term strategy to maintain a strong balance sheet while investing selectively in order to enhance stockholder value.

The Committee determined bonuses and stock awards for senior management in 2005 based on its analysis of the Company’s 2005 performance and the ability of individual members of management to achieve targeted earnings, operations and financing objectives.

Chief Executive Officer Performance Evaluation

The compensation of Mr. A. Alexander, Chief Executive Officer, for the year ended December 31, 2005 was determined in accordance with the criteria discussed above. In addition, the committee annually reviews and approves the objectives for the Chief Executive Officer, including financial performance of the Company and growth in real estate assets. The committee has reviewed all components of Mr. Alexander’s compensation, including base salary, bonus compensation and the share incentive program.

As we met our 2005 company performance goals, Mr. A. Alexander received 100% of his potential bonus for 2005. Mr. A. Alexander’s bonus in 2005 was lower than his 2004 bonus as we exceeded our 2004 compensation goals resulting in Mr. A. Alexander receiving 115% of his 2004 targeted bonus. The management development and compensation committee finds Mr. A. Alexander’s total compensation to be reasonable and not excessive in the aggregate. In considering the components of Mr. A. Alexander’s total compensation, the committee takes into account the aggregate amounts and mix of all components.

Respectfully Submitted,

Management Development and Compensation Committee
Robert J. Cruikshank, 2005 Chairman
Stephen A. Lasher
Marc J. Shapiro

Performance Graph

SEC rules require the presentation of a line graph comparing, over a period of five years, the cumulative total shareholder return to a performance indicator of a broad equity market index and either a nationally recognized industry index or a peer group index constructed by us.

The graph below provides an indicator of cumulative total shareholder returns for us as compared with the S&P 500 Stock Index and the NAREIT All Equity Index, weighted by market value at each measurement point. The graph assumes that $100 was invested on December 31, 2000 in our common shares and that all dividends were reinvested by the shareholder.

Comparison of Five Year Cumulative Return

WRI
S&P 500 Index
The Nareit All Equity Index
Total Return %
300
275
250
225
200
175
150
125
100
75
50
2000
2001
2002
2003
2004
2005

	2001	2002	2003	2004	2005
Weingarten	117.56	144.03	183.19	260.82	257.52
S&P 500 Index	88.11	68.64	88.33	97.94	102.75
The NAREIT All Equity Index	113.93	118.29	162.21	213.43	239.39

There can be no assurance that our share performance will continue into the future with the same or similar trends depicted in the graph above. We will not make or endorse any predications as to future share performance.

Report of the Audit Committee of the Board of Trust Managers

The audit committee is composed of four independent non-employee trust managers and operates under a written charter adopted by the board (a copy of which is available on our Web site). The board has determined that each committee member is independent within the meaning of the applicable NYSE listing standards currently in effect.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with GAAP. Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The committee’s responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm. The committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm. We held five meetings during fiscal 2005. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal audit function and our independent registered public accounting firm, Deloitte & Touche LLP (Deloitte). We discussed with Deloitte the overall scope and plans for their audit. We met with Deloitte, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2005 with management and Deloitte. We also discussed with management and Deloitte the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC. In addition, we reviewed and discussed our progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2 regarding the audit of internal control over financial reporting.

In addition, the audit committee obtained from Deloitte a formal written statement describing all relationships between Deloitte and the company that might bear on Deloitte’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with Deloitte any relationships that may impact their objectivity and independence, and satisfied itself as to their independence. When considering Deloitte’s independence, we considered whether their provision of services to the company beyond those rendered in connection with their audit of our consolidated financial statements and reviews of our consolidated financial statements, including in its Quarterly Reports on Form 10-Q, was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Deloitte. The audit committee also discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards (SAS) No. 61, as amended, “Communication with Audit Committees,” SAS 99 “Consideration of Fraud in a Financial Statement Audit,” and SEC rules discussed in Final Release Nos. 33-8183 and 33-8183a.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of trust managers (and the board has approved) that the audited financial statements for the year ended December 31, 2005 be included in Weingarten’s Annual Report on Form 10-K. We have selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2006, and have presented the selection to the shareholders for ratification.

The undersigned members of the audit committee have furnished this report to the board of trust managers.

Respectfully Submitted,

Audit Committee
James W. Crownover, 2005 Chairman
Robert J. Cruikshank
J. Murry Bowden
Douglas Schnitzer

PROPOSAL TWO
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP (Deloitte) as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2006. During fiscal 2005, Deloitte served as our independent registered public accounting firm and also provided certain tax and other audit related services. Deloitte, or its predecessors, has served as our independent registered public account firm for more than 30 years and is familiar with our affairs and financial procedures.

Principal Accounting Firm Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2005, and 2004 by Deloitte are set forth below:

	2005	2004
	($ in thousands)
Audit Fees (a)	$1,100.4	$1,082.2
Audit-Related Fees (b)	-	8.0
Tax Fees (c)	405.7	312.6
All Other Fees	-	-

Total	$1,506.1	$1,402.8

(a)
Fees for audit services billed in 2005 consisted of: audit of the Company’s annual financial statements, audit of the Company’s internal control over financial reporting, reviews of the Company’s quarterly financial statements, consents and other services related to Securities and Exchange Commission matters.

Fees for audit services billed in 2004 consisted of: audit of the Company’s annual financial statements, audit of the Company’s internal control over financial reporting, reviews of the Company’s quarterly financial statements, statutory and regulatory audits, consents and other services related to SEC matters.

(b)	Fees for audit-related services billed in 2004 consisted of financial accounting and reporting consultations.

(c)
Fees for tax services billed in 2005 and 2004 consisted of tax compliance and tax planning and advice. Fees for tax compliance services totaled $367,600 and $279,300 in 2005 and 2004, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of Federal, state and local income tax return assistance, research for technical advice regarding technical terminations and disguised sales, research for technical advice and analysis for the purpose of filing amended returns and assistance with earnings and profits calculation and review.

Fees for tax planning and advice services totaled $38,100 and $33,300 in 2005 and 2004, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of tax advice related to structuring certain proposed mergers, acquisitions and disposals, tax advice related to Internal Revenue Code §1031 exchanges and tax advice related to an intra-group restructuring.

At its regularly scheduled and special meetings, the audit committee considers and pre-approves any audit and non-audit services to be performed by our independent accountants. The audit committee has delegated to its chairman, an independent member of our board of trust managers, the authority to grant pre-approvals of non-audit services provided that any such pre-approval by the chairman shall be reported to the audit committee at its next scheduled meeting. However, pre-approval of non-audit services is not required if (i) the aggregate amount of non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by us as non-audit services at the time of the engagement; and (iii) such services are promptly brought to the attention of the audit committee and, prior to completion of the audit, are approved by the audit committee or by one or more audit committee members who have been delegated authority to grant approvals.

The audit committee has considered whether the provision of these services is compatible with maintaining the independent accountants’ independence and has determined that such services have not adversely affected Deloitte’s independence.

Representatives of Deloitte will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

The board of trust managers unanimously recommends that you vote FOR the ratification of independent registered public accounting firm as set forth in Proposal Two. Proxies solicited by the board of trust managers will be so voted unless you specify otherwise in your proxy.

PROPOSAL THREE
WEINGARTEN REALTY INVESTORS
AMENDMENT TO
2001 LONG TERM INCENTIVE PLAN

Our board of trust managers has approved an amendment to our 2001 Long Term Incentive Plan to change the number of common shares of beneficial interest issuable under the plan from the as adjusted number of 2,250,000 shares currently issuable thereunder to 4,750,000 shares and has directed that the amendment to the plan be submitted to the shareholders for approval. If approved, the second sentence of Section 1.6 of the plan would be amended in its entirety to read as follows:

"Subject to the provisions of Section 1.10, the number of Shares available under the Plan for the grant of Share Options and Restricted Shares shall not exceed 4,750,000 Shares in the aggregate."

In the opinion of our board of trust managers, it is appropriate to amend the plan to increase the number of shares issuable pursuant to awards granted under the plan because the board believes that providing share ownership opportunities to employees of the company is in the best interests of the company and its continued growth. We currently have only 666,000 shares left for issuance under the plan, and our board believes the increased number will provide the company a sufficient number of shares for issuance for the remainder of the term of the plan.

Purpose. The purpose of the plan is to secure for us and our shareholders the benefits arising from share ownership by selected key employees, consultants and trust managers of the company or its subsidiaries as the compensation committee may from time to time determine. We believe that the possibility of participation in the plan through receipt of incentive share options, nonqualified share options and common shares of beneficial interest that are restricted will provide participants an incentive to perform more effectively and will assist us in attracting and retaining people of outstanding talent and ability.

Administration. The plan is administered by the management development and executive compensation committee, which consists solely of two or more non-employee trust managers. All questions of interpretation and application of the plan are determined by the committee, and each award granted under the plan has a term selected by the committee.

Participation. All regular, full-time employees, meaning an employee who works at least 30 hours or more per week, consultants and trust managers of the company or any subsidiary of the company are eligible for selection to participate in the plan. The committee will determine from time to time the individuals who are to receive awards under the plan. The number of employees eligible to participate in the plan is approximately 350. During the lifetime of participants, share options are exercisable only by the optionee, and no share options will be transferable otherwise than by will or the laws of descent and distribution; provided, however, that the option agreement may allow nonqualified share options to be transferred to permitted transferees (as defined in the plan).

Shares Available for Grant. If this amendment is approved, a total of 4,750,000 of our common shares of beneficial interest are reserved for issuance under the plan. The shares may be either authorized and unissued shares or issued and outstanding shares (including, in the discretion of the committee, shares purchased in the open market). If a share option expires unexercised, is terminated, or is cancelled or forfeited, the shares allocable to the unexercised portion of that share option may again be subject to a share option under the plan.

The plan provides that in the event of any change in the outstanding shares of the company by reason of any share dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares with respect to which awards may be made under the plan, the terms and the number of outstanding shares, and the exercise price of a share option, may be equitably adjusted by the board in its sole discretion.

Share Options. The committee may designate a share option as an incentive share option or a nonqualified share option, or the committee may award a grant of restricted shares. The terms of each award shall be set out in a written award agreement which incorporates the terms of the plan.

The exercise price of a nonqualified share option and/or an incentive share option shall be determined by the committee; provided, however, that the exercise price of an option may not be less than 100% of the fair market value (as defined in the plan) of a share on the date of grant, and options may not be exercisable after 10 years from the date of grant. Additionally, the grant of incentive share options to an employee owning over 10% of our voting shares must be at an exercise price of not less than 110% of the fair market value of the shares on the date of grant, and the incentive share option may not be exercisable after five years from the date of grant. The aggregate fair market value of all shares with respect to which incentive share options are exercisable for the first time by any optionee during any one calendar year shall not exceed $100,000, determined based on the option exercise price on the date of grant. The purchase price of restricted shares will be determined by the committee on the date the restricted shares are granted, and the restricted shares will be free of the restrictions at the end of the restricted period (as defined in the plan).

Incentive share options and nonqualified share options may be exercised by payment of the share option price in cash, in shares valued at fair market value on the date of exercise, or any combination thereof. A holder of nonqualified share options may also make payment, unless restricted by the committee or the award agreement, in shares purchased upon the exercise of nonqualified share options through our withholding of shares (valued at fair market value as of the date of exercise) that would otherwise be issuable upon exercise of such options equivalent to the purchase price of the nonqualified share options. Special rules apply which limit the time of exercise of a share option following an employee’s termination of employment. The committee may impose additional restrictions on the exercise of any share option.

Amendment of the Plan. The board may amend, suspend or terminate the plan at any time; provided, however, that no action by the board shall, without further approval of the shareholders, increase the total number of shares under the plan, materially increase the benefits accruing under the plan or materially modify the requirements as to eligibility for participation in the plan.

Change in Control/Corporate Transactions. The plan provides that in the event of any recapitalization, merger, consolidation or conversion, under which the holders of share options do not receive any securities or other property, all awards will remain outstanding and will continue in full force and effect in accordance with their terms. If the corporate transaction is consummated and the holders of share options receive transactional consideration, the awards will be modified as follows: (i) if the corporate transaction provides for the assumption by the entity issuing transactional consideration of the awards without any modification or amendment, the awards will remain outstanding and will continue in full force and effect; (ii) if the corporate transaction does not provide for the assumption by the entity issuing transactional consideration, all vesting restrictions applicable to awards which will not be assumed will accelerate and the award holders may exercise/receive the benefits of the awards during the 10 day period immediately preceding the consummation of the corporate transaction.

Federal Tax Consequences. The grant of incentive share options to an employee does not result in any income tax consequences. The exercise of an incentive share option generally does not result in any income tax consequences to an employee if (i) the incentive share option is exercised by the employee during his employment with us or one of our subsidiaries, or within a specified period after termination of employment, and (ii) the employee does not dispose of shares acquired pursuant to the exercise of an incentive share option before the expiration of two years from the date of grant of the incentive share option or one year after exercise and the transfer of the shares to him, whichever is later. However, the excess of the fair market value of the shares as of the date of exercise over the option exercise price is includable in an employee’s alternative minimum taxable income in the year of exercise.

An employee who disposes of his incentive share option shares prior to the expiration of the waiting period generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (a) the lesser of (i) the fair market value of the shares as of the date of exercise or (ii) the amount realized on the sale, over (b) the incentive share option exercise price. Any additional amount realized on an early disposition should be treated as capital gain to the employee, short or long term, depending on the employee’s holding period for the shares. If an employee sells shares acquired pursuant to the exercise of an incentive share option, the employee will generally recognize a long-term capital gain or loss on the sale if the shares were held for more than 12 months.

We will not be entitled to a deduction as a result of the grant of an incentive share option, the exercise of an incentive share option, or the sale of incentive share option shares after the waiting period. If an employee disposes of incentive share option shares in an early disposition, we would be entitled to deduct the amount of ordinary income recognized by the employee.

The grant of nonqualified share options under the plan will not result in the recognition of any taxable income by the optionee. An optionee will recognize ordinary income on the date of exercise of the nonqualified share option equal to the excess, if any, of (i) the fair market value of the shares acquired as of the exercise date, over (ii) the exercise price. The income reportable on exercise of a nonqualified share option is subject to federal income and employment tax withholding. Generally, we will be entitled to a deduction for our taxable year within which the optionee recognizes compensation income in a corresponding amount.

Generally, the recipient of an award of restricted shares is taxed upon the fair market value of the shares at the date or dates that such shares vest, and we are entitled to a deduction at the same time in the same amount.

Grants under the Plan. There have been no grants under the plan since the board approved the amendment described in this proposal; accordingly, the benefits or amounts that will be received as a result of the adoption of the plan are not currently determinable.

Shareholder Approval Requirement. The approval of the amendment requires the affirmative vote of a majority of our common shares of beneficial interest voting on the matter. Abstentions and broker non-votes will not be included in the tabulation of votes cast on this proposal.

The board of trust managers unanimously recommends that shareholders vote FOR the amendment of the plan as set forth in this Proposal Three. Proxies solicited by the board of trust managers will be so voted unless you specify otherwise in your proxy.

PROPOSAL FOUR

SHAREHOLDER PROPOSAL

We have received a shareholder proposal from the Massachusetts State Carpenter's Fund, (MSCF), 350 Fordham Road, Wilmington, Massachusetts 01887. MSCF has requested that we include the following proposal and supporting statement in our proxy statement for our 2006 annual meeting of shareholders, and if properly presented, this proposal will be voted on at the annual meeting. MSCF beneficially owns approximately 1,000 of our common shares. The shareholder proposal is quoted verbatim in italics below.

Our board of trust managers disagrees with the adoption of the resolution proposed below and asks shareholders to read through our board of trust manager's response, which follows the shareholder proposal.

SHAREHOLDER PROPOSAL: PAY-FOR-SUPERIOR-PERFORMANCE PROPOSAL

This proposal was submitted by the Massachusetts State Carpenters Fund, 350 Fordham Road, Wilmington, Massachusetts 01887, which owns approximately 1,000 shares of our common stock.

RESOLVED: That the shareholders of Weingarten Realty Investors (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.
The annual incentive component of the Company’s Plan should utilize financial performance criteria that can be benchmarked against peer group performance, and provide that no annual bonus be awarded based on financial performance criteria unless the Company exceeds the median or mean performance of a disclosed group of peer companies on the selected financial criteria;

2.
The long-term equity compensation component of the Company’s Plan should utilize financial and/or stock price performance criteria that can be benchmarked against peer group performance, and any options, restricted shares, or other equity compensation used should be structured so that compensation is received only when Company performance exceeds the median or mean performance of the peer group companies on the selected financial and stock price performance criteria; and

3.	Plan disclosure should allow shareholders to monitor the correlation between pay and performance established in the Plan.

SUPPORTING STATEMENT: We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. The median increase in CEO total compensation between 2003 and 2004 was 30.15% for S&P 500 companies, twice the previous year increase of 15.04% according to The Corporate Library’s CEO Pay Survey.

The pay-for-performance concept has received considerable attention, yet most executive compensation plans are designed to award significant amounts of compensation for average or below average peer group performance. Two common and related executive compensation practices have combined to produce pay-for-average-performance and escalating executive compensation.

First, senior executive total compensation levels are targeted at peer group median levels. Second, the performance criteria and benchmarks in the incentive compensation portions of the plans, which typically deliver the vast majority of total compensation, are calibrated to deliver a significant portion of the targeted amount. The formula combines generous total compensation targets with less than demanding performance criteria and benchmarks.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose meaningful performance criteria on which to base annual and long-term incentive senior executive compensation and then set and disclose performance benchmarks to provide for awards or payouts only when the Company exceeds peer group performance. We believe a plan to reward only superior corporate performance will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

The board of trust managers believes that the proposal is contrary to the interests of the company and our shareholders, and accordingly is recommending that you vote AGAINST the proposal for the following reasons:

The management development and compensation committee of our board of trust managers, which is comprised entirely of independent trust managers, supervises our executive compensation. As described in the report of the management development and compensation committee, the committee already considers our performance when determining appropriate levels of executive compensation. Our Chairman, Chief Executive Officer and the Vice Chairman generally have lower base salaries than comparable companies, coupled with a leveraged incentive bonus system which will pay more with good performance and less with performance that is below expectation. The management development and compensation committee believes it is in our best interest to retain certain flexibility when setting compensation levels instead of being tied to specific metrics, such as stock price performance, that may or may not be an accurate measure of our performance during any given period. The bonuses of the Chairman, Vice Chairman and Chief Executive Officer are based entirely on our performance.

Even though certain components of executive compensation are based on our performance, our board of trust managers does not believe it is in our best interest to disclose specific performance targets, as they are subject to large degrees of uncertainty and are derived based on material, nonpublic information.

Please refer to the report of the management development and compensation committee of our board of trust managers for a more detailed explanation of our executive compensation arrangements.

The board of trust managers unanimously recommends that you vote AGAINST the shareholder proposal as set forth in Proposal Four. Proxies solicited by the board of trust managers will be so voted unless you specify otherwise in your proxy.

OTHER MATTERS

As of the mailing date of this proxy statement, the board of trust managers knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the annual meeting in the year 2007, and who wishes to have the proposal included in our proxy statement for that meeting, must deliver the proposal to our corporate secretary M. Candace DuFour, at P.O. Box 924133, Houston, Texas 77292-4133 by November 23, 2006. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

Any shareholder who intends to bring business to the annual meeting in the year 2007, but not include the proposal in our proxy statement, or to nominate a person to the board of trust managers, must give written notice to our corporate secretary, M. Candace DuFour, at P.O. Box 924133, Houston, Texas 77292-4133, by January 19, 2007.

ANNUAL REPORT

We have provided without charge a copy of the annual report to shareholders for fiscal year 2005 to each person being solicited by this proxy statement. Upon the written request by any person being solicited by this proxy statement, we will provide without charge a copy of the annual report on Form 10-K as filed with the SEC (excluding exhibits, for which a reasonable charge shall be imposed). All requests should be directed to: M. Candace DuFour, Sr. Vice President and Secretary at Weingarten Realty Investors, P.O. Box 924133, Houston, Texas 77292-4133. This information is also available via the Internet at our Web site (www.weingarten.com) and the EDGAR version of such report (with exhibits) is available at the SEC’s world wide Web site (www.sec.gov).

HOUSEHOLDING ELECTION

The Securities and Exchange Commission has enacted a rule that allows multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements, prospectuses and other disclosure documents if they consent to do so. This is known as “Householding.” Please note, if you do not respond, Householding will start 60 days after the mailing of this notice. We will allow Householding only upon certain conditions. Some of those conditions are:

You agree to or do not object to the Householding of your materials,

You have the same last name and exact address as another investor(s).

If these conditions are met, and Securities and Exchange Commission regulations allow, your household will receive a single copy of annual reports, proxy statements, prospectuses and other disclosure documents.

The HOUSEHOLDING ELECTION, which appears on the enclosed proxy card, provides a means for you to notify us whether or not you consent to participate in Householding. By marking “Yes” in the block provided, you will consent to participate in Householding. By marking “No,” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate. Your consent to Householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contact ADP-ICS, either by calling toll-free at (800) 542-1061, or by writing to ADP-ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. We will remove you from the Householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

WEINGARTEN REALTY INVESTORS

2600 CITADEL PLAZA DRIVE
SUITE 300
HOUSTON, TX 77008

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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Weingarten Realty Investors in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

PLEASE VOTE THIS PROXY CARD PROMPTLY, USING ONE OF THE METHODS DESCRIBED ABOVE.
THANK YOU.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

WNGRT1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WEINGARTEN REALTY INVESTORS

The Board of Trust Managers recommends a vote "FOR" proposals 1., 2. and 3.

1. **Election of Trust Managers.**

01) Stanford Alexander
02) Andrew M. Alexander
03) J. Murry Bowden
04) James W. Crownover
05) Robert J. Cruikshank
06) Melvin A. Dow
07) Stephen A. Lasher
08) Douglas W. Schnitzer
09) Marc J. Shapiro

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

____

Vote On Proposals

	For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as Weingarten's independent registered public accounting firm.	☐	☐	☐
3. Approve the amendment of the 2001 Long Term Incentive Plan.	☐	☐	☐

The Board of Trust Managers unanimously recommends a vote "AGAINST" proposal 4.

	For	Against	Abstain
4. Shareholder proposal entitled "Pay-For-Superior-Performance".	☐	☐	☐

Note: Please sign exactly as name(s) appear(s) on this proxy. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When executed by a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner, giving title.

In their discretion, the proxies are authorized to vote upon all other matters which may properly come before the annual meeting or any adjournments of the annual meeting.

Please vote this proxy card promptly, using one of the methods described above. Thank you.

For address changes and/or comments, please check this box and write them on the back where indicated ☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date